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Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This Amended and Restated Employment Agreement (the "Agreement") is entered into as of March 22, 2007, effective as of the date of the Initial Public Offering, by and among MARQUEE HOLDINGS INC. (which is contemplated to be renamed AMC Entertainment Inc.), a Delaware corporation ("Holdings"), AMC ENTERTAINMENT INC. (which is contemplated to be renamed AMC, Inc.), a Delaware corporation ("AMCE" and, collectively with Holdings, the "Company"), and PETER C. BROWN ("Employee"). In consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

        Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in Section 18.

        1.     Position and Duties. During the Term (as defined in Section 2) of his employment by the Company under this Agreement, Employee shall devote his full time and attention to the business of the Company as Chairman of the Board, Chief Executive Officer and President of each of Holdings and AMCE, as directed by the Board of Directors of Holdings or AMCE, as applicable. Notwithstanding the foregoing, Employee shall be permitted, to the extent such activities do not substantially interfere with the performance by Employee of his duties and responsibilities under this Agreement, (i) to manage Employee's personal financial and legal affairs, (ii) to serve on corporate, civic or charitable boards or committees, and (iii) to serve in executive positions in affiliates or entities in which the Company has an interest.

        2.     Term. The term of this Agreement began on the Effective Date and shall terminate on the third anniversary of the Effective Date or sooner as provided in Section 6 below (such period, as it may be extended, the "Term"). On each anniversary of the Effective Date during the Term, one year shall be added to the Term of Employee's employment with the Company under this Agreement, so that as of each such anniversary the Term of Employee's employment hereunder shall be three (3) years.

        3.     Compensation.

          (a)    Base Salary.    During the Term of his employment by the Company under this Agreement, Employee shall receive an initial annual salary of $728,300 and, due to such increases as have occurred from the Effective Date to the date hereof, an annual salary of $772,654 as of the date hereof ("Base Salary") (less withholding for applicable taxes), payable in accordance with the Company's payroll procedures for its salaried employees, subject to such increases as may be approved by the Compensation Committee of Holdings' Board of Directors (the "Compensation Committee").

          (b)    Bonus.    In addition to Base Salary, Employee shall be eligible to receive an annual bonus (the "Bonus") as determined from time to time by the Compensation Committee based on the Company's applicable incentive compensation program, as such may exist from time to time.

          (c)    Benefits.    During the Term of Employee's employment by the Company under this Agreement, Employee also shall be eligible for the benefits offered by the Company from time to time to the Company's other executive officers (such as group insurance, pension plans, thrift plans, stock purchase plans and the like). Following termination of employment, Employee's rights to coverage and benefits under such plans and programs shall be governed by the terms of such plans as in effect from time to time, except to the extent expressly provided otherwise herein. Nothing herein shall be construed so as to prevent the Company from modifying or terminating any employee benefit plans or programs it may adopt from time to time.

          (d)    Restricted Stock/Stock Unit Grant.    No later than fifteen (15) days after the Initial Public Offering, Employee shall receive a grant of restricted stock or restricted stock units under an equity incentive plan of Holdings (anticipated to be called the "2007 Equity Incentive Plan") to be established prior to the Initial Public Offering, which restricted stock or restricted stock units will have an aggregate value of $2,567,000 on the date of grant based on the Initial Public Offering value. The shares covering such restricted stock or restricted stock units, along with the shares covered by the Employee Options granted to Employee as of December 23, 2004, shall be registered on a Form S-8 to be filed in connection with the Initial Public Offering. The restricted stock or restricted stock units will vest and be earned in three equal annual installments on the first, second and third anniversaries of the grant date. The terms and conditions of such grant will be evidenced in an award agreement to be entered into between Employee and Holdings, which award agreement shall specifically acknowledge that in the event it conflicts with this Agreement this Agreement shall control.

        4.     Expense Reimbursements. During the Term of Employee's employment by the Company under this Agreement, the Company shall reimburse Employee for business travel and entertainment expenses reasonably incurred by Employee on behalf of the Company in accordance with the Company's procedures, as such may exist from time to time.

        5.     Termination. Employee's employment by the Company under this Agreement shall be terminated upon the earliest to occur of the following events and any termination of Employee's employment as provided herein shall constitute a termination of his employment with each of Holdings and AMCE:

          (a)    Resignation.    Employee's resignation or other voluntary departure.

          (b)    Death.    The death of Employee.

          (c)    Disability.    If, as a result of Employee's incapacity due to physical or mental illness, (i) Employee shall not have been regularly performing his duties and obligations hereunder for a period of one hundred twenty (120) consecutive days (a "Disability"), (ii) the Company has given Employee the written Notice of Termination pursuant to Section 6(a) hereof, and (iii) within thirty (30) days after the Company gives Employee such written Notice of Termination (which may occur before or after the end of such 120 day period), Employee shall not have returned to the performance of his duties and obligations hereunder on a regular basis.

          (d)    Cause.    Employee is terminated by Holdings' Board of Directors for Cause. For purposes of this Agreement, "Cause" is defined as (i) the willful and continued failure by Employee to perform substantially his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), or (ii) the willful engaging by Employee in misconduct which is materially and demonstrably injurious to the Company. For purposes of this Agreement, no act, or failure to act, on the part of Employee shall be considered "willful" unless such act was committed, or such failure to act occurred, in bad faith and without reasonable belief that Employee's act or failure to act was in the best interests of the Company.

          (e)    Without Cause.    The employment of Employee by the Company under this Agreement may be terminated without Cause with severance at any time by Holdings' Board of Directors in its sole discretion.

          (f)    Good Reason.    Employee terminates his employment by the Company hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (i) a failure by the Company to comply with any material provisions of this Agreement which has not been cured within thirty (30) days after written notice of such noncompliance has been given to Holdings by Employee, (ii) any purported termination of Employee which is not effected pursuant to a Notice of Termination, as defined in Sections 6 and 12 below (and for purposes of this Agreement no such purported termination shall be effective), (iii) the assignment to Employee of any duties inconsistent in any material respect with Section 1 of this Agreement, or any other actions by the Company that result in a material diminution of Employee's position, authority, duties or responsibilities, other than an action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from Employee, (iv) any material reduction in Employee's Base Salary or benefits or eligibility under Bonus or benefit plans which is not agreed to by Employee, or (v) any requirement that Employee be based at any office outside of a 35 mile radius of the current headquarters office of AMCE; provided, however, that neither (x) the Merger of Marquee Inc. with and into AMCE as of the Effective Date nor (y) the 2007 IPO shall constitute or be deemed to constitute grounds for Employee's resignation for Good Reason under this Agreement. Employee must notify Holdings in writing within thirty (30) days of becoming aware of the occurrence of any of (i) through (v) above in order to receive the payments described in Section 7(c) below.

          (g)    Change of Control.    Employee terminates his employment by the Company hereunder in the event of a Change of Control. Employee must not be the person or part of a group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) which effected the Change of Control, and must notify the Company in writing of such termination within sixty (60) days after the occurrence of a Change of Control, in order to receive the payments described in Section 7(c) below.

          (h)    Retirement.    The voluntary retirement by Employee at or after age 65.

        6.     Termination Procedure.

          (a)    Notice of Termination.    Any termination of the Company's employment of Employee, either by the Company or by Employee (other than termination pursuant to Section 5(b) hereof), shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall, where applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee under the provisions so indicated.

          (b)    Date of Termination.    "Date of Termination" shall mean (i) if Employee's employment by the Company is terminated pursuant to Section 5(a) or 5(h) hereof, thirty (30) days after Notice of Termination is given, (ii) if Employee's employment by the Company is terminated pursuant to Section 5(b) hereof, the date of death, (iii) if Employee's employment by the Company is terminated pursuant to Section 5(c) hereof, thirty (30) days after Notice of Termination is given (provided that Employee shall not have again become available for service to the Company on a regular basis during such thirty (30) day period), (iv) if Employee's employment by the Company is terminated pursuant to Section 5(d), the date specified in the Notice of Termination, and (v) if Employee's employment by the Company is terminated for any other reason, the date on which a Notice of Termination is given; provided, however, that (i) if Employee's Date of Termination arising from a termination of employment pursuant to Section 5(e), (f) or (g) would otherwise occur during a period that he would be required by the underwriters in an Offering not to buy or sell any shares obtained on exercise of Employee Options (unless Employee would be permitted to participate in such Offering on the same economic terms as investors purchasing shares therein), such Date of Termination shall instead occur on the first date that such requirement ceases to apply, and (ii) the Company hereby covenants not to commence an Offering within 90 days after Employee's termination of employment pursuant to Section 5(e), (f), (g) or (h), to the extent Employee would be required by the underwriters in such Offering not to buy or sell any shares obtained on exercise of Employee Options (unless Employee would be permitted to participate in such Offering on the same economic terms as investors purchasing shares therein).

        7.     Compensation During Disability or Upon Termination of Employment.

          (a)    During Disability.    During any period that Employee fails to perform his duties under this Agreement as a result of incapacity due to physical or mental illness (a "disability period"), Employee shall continue to receive his Base Salary at the rate then in effect for such period until his employment by the Company is terminated pursuant to Section 5(c) hereof, provided that payments so made to Employee during the first 180 days of any such disability period shall be reduced by the sum of the amounts, if any, paid to Employee at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment. Employee shall also receive a pro rata portion of the Bonus described in Section 3(b) pursuant to the Company's applicable incentive compensation program (the amount of such pro rated Bonus to be determined as though the target level for such Bonus was attained (or if no target level, to be determined as though the target level of 70% of the Base Salary at the rate then in effect was attained), multiplied by a fraction, the numerator of which is the number of completed months in the then current Bonus program year and the denominator of which is 12), as such may exist from time to time.

          (b)    Termination for Employee Resignation, Cause or Retirement.    If Employee's employment by the Company is terminated pursuant to Section 5(a) or (d), the Company shall pay Employee his accrued but unpaid Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given (the "Accrued Payments"), and the Company shall have no further obligations to Employee under this Agreement. If Employee's employment by the Company is terminated pursuant to Section 5(h), (i) the Company shall pay Employee the Accrued Payments, (ii) the Company shall pay Employee a pro rata portion of the Bonus described in Section 3(b) pursuant to the Company's applicable incentive compensation program (the amount of such pro rated Bonus to be determined as though the target level for such Bonus was attained (or if no target level, to be determined as though the target level of 70% of the Base Salary at the rate then in effect was attained), multiplied by a fraction, the numerator of which is the number of completed months in the then current Bonus program year and the denominator of which is 12), as such may exist from time to time, and (iii) Employee's outstanding Employee Options and the restricted stock or restricted stock units granted pursuant to Section 3(d) above shall be 100% vested.

          (c)    Termination for Death, Disability, Without Cause or by Employee for Good Reason or Change of Control.    If Employee's employment by the Company is terminated pursuant to Section 5(b), (c), (e), (f) or (g), the Company shall pay to Employee or Kathleen T. Brown if then living, and if not living, then to the Trustee of the Peter C. Brown Trust U/T/A July 6, 2006 (the "Trust"), the Accrued Payments and the compensation payments described in Section 7(c)(i), Employee's outstanding Employee Options and restricted stock or restricted stock units granted pursuant to Section 3(d) above shall be 100% vested; provided, however, that (x) Employee also must have timely notified the Company as provided in Sections 5(f) and (g), as applicable, in order to receive (i) such payments and (ii) such Employee Option and restricted stock or restricted stock unit vesting, and (y) no Employee Option shall be exercisable beyond its original option term. All amounts payable under this Section 7(c) shall be reduced by withholding for applicable taxes, if any.

          (i)    A lump-sum cash payment equal to the sum of (A) Employee's Base Salary at the rate in effect on the Date of Termination for the remainder of the Term, plus (B) the Bonus described in Section 3(b) pursuant to the Company's applicable incentive compensation program (the amount of such Bonus to be determined as if the target level for such Bonus was attained (or if no target level, to be determined as though the target level of 70% of the Base Salary at the rate then in effect was attained), multiplied by the number of years remaining in the Term (for purposes of (A) and (B) any partial year during the remainder of the Term shall be treated as an entire year). All payments pursuant to this Section 7(c)(i) shall be subject to Employee's execution and non-revocation of a mutual release in the form attached as Exhibit A hereto (with such changes, if any, as are necessary or advisable to comply with changes in applicable law, stock exchange or accounting rules) and shall be paid eight days after such release is submitted to the Company by Employee, which release shall be submitted no earlier than the Date of Termination, by wire transfer of immediately available funds in the appropriate amount to an account designated by Employee or his estate, as the case may be.

        8.     Indemnification.

        (a)   Holdings shall indemnify Employee to the fullest extent permitted by Delaware law against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, fines, penalties, ERISA liabilities, excise taxes and amounts paid in settlement)

reasonably incurred by Employee in connection with a Proceeding. For the purposes of this Section, a "Proceeding" shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which Employee is made, or is threatened to be made, a party, or a witness by reason of the fact that he is or was an officer, director or employee of Holdings or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of Holdings.

        (b)   Holdings shall advance to Employee all reasonable and necessary costs and expenses incurred in connection with a Proceeding within 20 days after receipt by Holdings of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by Employee to repay to Holdings the amount of such advance if ultimately it shall be determined that he is not entitled to be indemnified against such costs and expenses.

        (c)   Employee shall not be entitled to indemnification under this Section unless Employee meets the standard of conduct specified under Delaware law. Notwithstanding the foregoing, to the extent permitted by law, neither Section 145(d) of the General Corporation Law of the State of Delaware nor any similar provision shall apply to indemnification under this Section, so that if Employee in fact meets the applicable standard of conduct (as ultimately determined by a court of competent jurisdiction or as ultimately determined by the arbitrator in arbitration pursuant to Section 16), he shall be entitled to indemnification hereunder whether or not Holdings (whether by the Board of Directors of Holdings, the shareholders, independent legal counsel or other party) determines that such indemnification is proper or that he has met such applicable standard of conduct. Neither the failure of Holdings to have made such a determination prior to the commencement by Employee of any suit or arbitration proceeding seeking indemnification, nor a determination by Holdings that Employee has not met such applicable standard of conduct, shall create a presumption that Employee has not met the applicable standard of conduct.

        (d)   Holdings shall be permitted to settle any Proceeding or claim in any manner other than as would impose liability on Employee for which he would not be entitled to indemnification or insurance coverage hereunder. Employee shall not settle any proceeding without Holdings' prior written consent, which consent will not be unreasonably withheld.

        (e)   Holdings shall maintain an insurance policy or policies providing directors' and officers' liability insurance. Employee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of coverage available for any director or officer of Holdings.

        (f)    Employee shall give Holdings prompt notice of any proceeding which may give rise to a claim for indemnification. Holdings shall have the right, at its expense, to assume the defense of any such proceeding.

        9.     Restrictive Covenants.

        (a)    Confidentiality.

          (i)    Employee acknowledges that he knows and in the future will know information relating to the Company and its affiliated companies and their respective operations that is confidential or a trade secret. Such information includes information, whether obtained in writing, in conversation or otherwise, concerning corporate strategy, intent and plans, business operations, pricing, costs, budgets, equipment, the status, scope and term of pending acquisitions, negotiations and transactions, the terms of existing or proposed business arrangements, contracts and obligations, and corporate and financial reports. Such confidential or trade secret information shall not, however, include information in the public domain unless Employee has, without authority, made it public.

          (ii)   Employee shall (a) not disclose such information to anyone except in confidence and as is necessary to the performance of his duties for the Company, (b) keep such information confidential, (c) take appropriate precautions to maintain the confidentiality of such information, and (d) not use such information for personal benefit or the benefit of any competitor or any other person.

          (iii)  Upon termination of his employment by the Company under this Agreement, Employee shall return all materials in his possession or under his control that were prepared by or relate to the Company or its affiliates, including, but not limited to, materials containing confidential information, files, memorandums, price lists, reports, budgets and handbooks.

          (iv)  Employee's obligations under this Section 9 shall survive the termination of Employee's employment by the Company under this Agreement.

          (b)    Noncompetition and Nonsolicitation.

          (i)    From the Effective Date until twelve (12) months after Employee's employment termination date, Employee shall not directly or indirectly (including through another person) (a) induce or attempt to induce any employee of the Company or any of its subsidiaries earning total annual remuneration in excess of $100,000 to leave the employ of such entity to take up employment or engagement in a similar capacity with a Competitive Business, or in any way interfere with the relationship between the Company or any of its subsidiaries, on the one hand, and any employee thereof, on the other hand, (b) on behalf of a Competitive Business hire any person who was an employee of the Company or any Affiliate of the Company within the preceding twelve (12) months, (c) solicit any customer, supplier, investor or other business relation of the Company or any of its subsidiaries with whom Employee has dealt during the twelve (12) months prior to Employee's employment termination or in respect of which Employee was, on termination of employment, in possession of confidential information, to reduce or cease doing business with the Company or any of its subsidiaries, (d) engage in any Competitive Business for Employee's own account, (e) enter the employ of, or render any services to, any person engaged in any Competitive Business, or (f) acquire a material financial interest in any Competitive Business. Nothing herein shall, however, prohibit Employee from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly quoted or listed, so long as Employee has no active participation in the business of such company or corporation. As used herein, activity undertaken "directly or indirectly" includes any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner or a stockholder, member, partner, joint venturer of or otherwise, and includes any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor or otherwise.

          (ii)   "Competitive Business" means any business that owns, operates or manages any movie theater within a 20-mile radius of any theater (i) being operated by the Company or any of its subsidiaries at the Date of Termination or (ii) under consideration by the Company or any of its subsidiaries for opening, pursuant to the Company's most current internal reports used to identify and monitor the Company's new build theatre deals, at the Date of Termination, including, without limitation, any major theatrical exhibitors of motion pictures, including but not limited to Regal Entertainment Group, Cinemark, Carmike Cinemas, National Amusements, Muvico Theaters, Harkins Theaters or Pacific Theaters.

        10.   Equitable Remedies.

        The parties acknowledge that irreparable damage will result to the Company from any violation of Section 9 above by Employee. The parties expressly agree that, in addition to any and all remedies available to the Company for any such violation, the Company shall have the remedy of restraining order and injunction and any such equitable relief as may be declared or issued to enforce the provisions of Section 9 above and Employee agrees not to claim in any such equitable proceeding that a remedy at law is available to the Company. Notwithstanding anything contained herein to the contrary and if, and only if, any provision of the type contained in Section 9 above, as the case may be, is enforceable in the jurisdiction in question, if any one or more of the provisions contained in such section shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law in such jurisdiction as it shall then appear.

        11.   Successors; Binding Agreement.

          (a)    Company Successors.    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business of the Company, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

          (b)    Employee's Successors.    This Agreement and all rights hereunder shall be binding upon, inure to the benefit of and be enforceable by Employee's personal or legal representatives and heirs.

        12.   Notices. All notices, requests, demand or other communications under this Agreement shall be in writing addressed as follows:

If to AMCE:	AMC Entertainment Inc. 920 Main Street Kansas City, MO 64105 Attn: General Counsel

with a copy to:	O'Melveny & Myers LLP
Times Square Tower 7 Times Square New York, NY 10036 Attn: Gregory Ezring Monica K. Thurmond
with a copy to:	AMC Entertainment Inc. 920 Main Street Kansas City, MO 64105 Attn: Chairman of the Compensation Committee
with a copy to:	AMC Entertainment Inc. 920 Main Street Kansas City, MO 64105 Attn: Chairman of the Audit Committee
If to Employee:	to him at the most recent residence address as maintained in the Company's payroll records.

        Any such notice, request, demand or other communication shall be effective as of the date of actual delivery thereof. Either party may change such notice address by written notice as provided herein.

        13.   Total Compensation. The compensation to be paid to Employee under this Agreement shall be in full payment for all services rendered by Employee in any capacity to the Company or any Affiliate of the Company. All compensation and benefits provided hereunder shall be subject to applicable income tax and other corresponding withholding requirements.

        14.   Additional Potential Compensation. Nothing in this Agreement shall prohibit the Company from awarding additional compensation to Employee if it is determined that such compensation is warranted based on Employee's performance.

        15.   Other Provisions. This Agreement shall be governed by the laws of the State of Missouri. This Agreement represents the entire agreement of the parties hereto and shall not be amended except by a written agreement signed by all the parties hereto. This Agreement supersedes any prior oral or written agreements or understandings between the Company or any affiliate of the Company and Employee. Notwithstanding the foregoing, if an Initial Public Offering has not occurred prior to December 31, 2007, this Agreement shall be automatically restored to its appearance as of immediately following its execution on December 23, 2004 and all terms of this Agreement that did not appear in such December 23, 2004 version shall be null and void ab initio, provided however, that Section 3(a) ("Base Salary") and Sections 3(a) and 17 ("Section 409A") hereof shall remain in effect and all corresponding section numbering references shall be adjusted to give effect to the continued existence of Section 17. In the event of any conflict between the terms of this Agreement and the terms of the Management Stockholders Agreement, the Option Plan, the Incentive Stock Option Agreement by and between Holdings and Employee dated on or about the Effective Date (the "ISO Agreement"), the Non-Qualified Stock Option Agreement by and between Holdings and Employee dated on or about the Effective Date (the "NQO Agreement") any agreement between the Company and Employee regarding Employee Options, or any agreement evidencing the restricted stock or restricted stock units granted pursuant to Section 3(d), the terms of this Agreement shall control. Holdings and Employee hereby amend, effective as of the date hereof, the ISO Agreement and NQO Agreement solely to replace, in its entirety, the definition of "Change of Control" contained therein with the definition of "Change of Control" set forth in Section 18 hereof as if reprinted therein (it being understood that such amendments shall automatically be rescinded on January 1, 2008 if an Initial Public Offering has not occurred before such date). This Agreement shall not be assignable by one party without the prior written consent of the other party, except by the Company if it complies with Section 11 above. In the event one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement or any other application thereof shall not in any way be affected or impaired thereby. Section headings herein have no legal significance.

        16.   Arbitration. Any legal dispute related to this Agreement and/or any claim related to this Agreement, or breach thereof, shall, in lieu of being submitted to a court of law, be submitted to arbitration, in accordance with the applicable dispute resolution procedures of the American Arbitration Association. The award of the arbitrators shall be final and binding upon the parties.

        The parties hereto agree that (i) three arbitrators shall be selected pursuant to the rules and procedures of the American Arbitration Association, (ii) at least one arbitrator shall be a licensed attorney, (iii) the arbitrators shall have the power to award injunctive relief or to direct specific performance, (iv) each of the parties, unless otherwise provided by applicable law and procedures, shall bear its own attorneys' fees, costs and expenses and an equal share of the arbitrators' and administrative fees of arbitration, and (v) the arbitrators shall award to the prevailing party a sum equal to that party's share of the arbitrators' and administrative fees of arbitration.

        Nothing in this Section shall be construed as providing Employee a cause of action, remedy or procedure that Employee would not otherwise have under this Agreement or the law. Employee understands that in signing this Agreement he is waiving any right that he may have to a jury trial or a court trial of any legal dispute or claim as set forth above.

        17.   Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the published guidance thereunder ("Section 409A"). To the extent any party hereto reasonably determines that any provision of this Agreement would subject Employee to the excise tax under Section 409A, the parties agree in good faith to cooperate to reform this Agreement in a manner that would avoid the imposition of such tax on Employee while preserving any affected benefit or payment to the extent reasonably practicable without increasing the cost to the Company. To the extent required in order to comply with Section 409A of the Code, amounts that would otherwise be payable under Section 7 during the six-month period immediately following the Date of Termination shall instead be paid on the first business day after the date that is six months following the Executive's "separation from service" within the meaning of Section 409A of the Code. Nothing contained in this Agreement is intended to constitute a guarantee of Employee's personal tax treatment.

        18.   Definitions. For purposes of this Agreement, the following definitions are applicable:

        "2007 IPO" shall mean, for purposes of this Agreement, one or more of the following events: (i) an Initial Public Offering that occurs on or before December 31, 2007, (ii) the reclassification of Holdings' capital stock in anticipation of such Initial Public Offering, (iii) entry by holders of Holdings shares into one or more new voting agreements in anticipation of such Initial Public Offering, and (iv) the transactions related to the foregoing.

        "Affiliate" shall mean, with respect to any specified Person:

          (i)    any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

          (ii)   any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

        For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Board" shall mean the Board of Directors of Holdings.

        "Capital Stock" of any Person shall mean any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, including preferred stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock.

        "Change of Control" means the occurrence, after an Initial Public Offering, of any of the following events:

          (i)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "CIC Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (1) the then-outstanding shares of common stock of Holdings (the "Outstanding Company Common Stock") or (2) the combined voting power of the then-outstanding voting securities of Holdings entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") (except to the extent that the beneficial ownership in excess of 50% existed at the time of such acquisition); provided, however, that, for purposes of this clause (i), the following acquisitions shall not constitute a Change of Control; (A) any acquisition directly from Holdings, (B) any acquisition by Holdings, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Holdings or any Affiliate of Holdings or a successor;

  and (D) any acquisition by any entity pursuant to a transaction that complies with clauses (iii)(1), (2) and (3) below;

          (ii)   a change in the Board or its members such that individuals who, as of the later of the 2007 IPO or the date that is two years prior to such change (the later of such two dates is referred to as the "Measurement Date"), constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by Holdings' stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a CIC Person other than the Board;

          (iii)  consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Holdings or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of Holdings, or the acquisition of assets or stock of another entity by Holdings or any of its Subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns Holdings or all or substantially all of assets of Holdings directly or through one or more subsidiaries (a "Parent")) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no CIC Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of Holdings or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board (determined pursuant to clause (ii) above using the date that is the later of the Initial Public Offering or the date that is two years prior to the Business Combination as the Measurement Date) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

          (iv)  approval by the stockholders of Holdings of a complete liquidation or dissolution of Holdings other than in the context of a transaction that does not constitute a Change of Control under clause (iii) above;

        provided, however, that for the avoidance of doubt, the parties hereto agree that neither (x) the closing of the Merger of Marquee Inc. with and into AMCE as of the Effective Date nor (y) the 2007 IPO shall constitute or be deemed to cause or result in a Change of Control.

        "Common Stock" means common stock of Holdings, par value $0.01 per share.

        "Effective Date" means December 23, 2004 (the date of the consummation of the Merger).

        "Employee Option" means an option to purchase shares of Common Stock issued under the Option Plan or other equity award plan of Holdings.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Initial Public Offering" shall mean the first issuance by Holdings (or its successor), on or before December 31, 2007, of any class of common equity securities that is required to be registered (other than on a Form S-8) under Section 12 of the Exchange Act.

        "Management Stockholders Agreement" means that certain Amended and Restated Management Stockholders Agreement by and among Holdings, certain investors and certain management stockholder parties, dated as of January 26, 2006, or the "Management Stockholders Registration Rights Agreement" anticipated to succeed such Management Stockholders Agreement in connection with the Initial Public Offering.

        "Merger" means the merger of Marquee Inc. with and into AMCE pursuant to the Merger Agreement.

        "Merger Agreement" means the Agreement and Plan of Merger by and among Holdings, Marquee Inc. and AMCE, dated as of July 22, 2004.

        "Offering" means any underwritten public offering occurring after the Initial Public Offering.

        "Option Plan" means the 2004 Stock Option Plan of Marquee Holdings Inc., as amended.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Subsidiary" of a Person means: (i) any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person; and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has a more than 50% equity interest.

[signature page follows]

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

        IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the day and year first above written.

MARQUEE HOLDINGS INC., a Delaware corporation
By:	/s/ Craig R. Ramsey
Title:
AMC ENTERTAINMENT INC., a Delaware corporation
By:	/s/ Craig R. Ramsey
Title:
/s/ Peter C. Brown PETER C. BROWN, EMPLOYEE Date: March 22, 2007

Exhibit A

FORM OF RELEASE AGREEMENT

        1.    Release by Executive.    Peter C. Brown ("Executive"), on his own behalf, on behalf of any entities he controls and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue MARQUEE HOLDINGS INC., a Delaware corporation ("Holdings"), AMC ENTERTAINMENT INC., a Delaware corporation ("AMCE" and, collectively with Holdings, the "Company"), its employees, officers, directors, divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees and successors (individually and collectively, "Company Releasees"), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive's employment, the termination thereof, or any other relationship with or interest in the Company, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, resulting from or arising out of any act or omission by or on the part of Company Releasees committed or omitted prior to the date of this release agreement (this "Agreement"), including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation or ordinance; provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) the benefits due to the Executive in connection with the execution and delivery of this Release Agreement pursuant to Section 7(c) of the Amended and Restated Employment Agreement dated as of March 22, 2007 by and between the Company and Executive; (2) the equity-based awards previously granted by the Company to Executive as referred to in Exhibit [    ] hereto (which shall be governed by and subject to termination pursuant to the terms and conditions of the written agreements evidencing the applicable awards); (3) the Executive's right to his benefits pursuant to the Company's retirement plans or to Company-provided insurance policies as set forth in Exhibit    hereto (which benefits equal approximately [$                        ] in the aggregate); (4) any right that the Executive may have to indemnification pursuant to the Company's certificate of incorporation, bylaws or Section 8 of the Amended and Restated Employment Agreement dated as of March 22, 2007, under applicable laws with respect to any losses that the Executive may have incurred or may in the future incur with respect to his past service as an officer or employee of the Company; and (5) with respect to any such losses, any rights that the Executive may have to insurance coverage for such losses under any Company directors and officers liability insurance policy. In addition, this release does not cover any claim that cannot be released as a matter of applicable law.

        2.    [[Include if California law then applicable] Waiver of Civil Code Section 1542.    This Agreement is intended to be effective as a general release of and bar to each and every claim, agreement, obligation, demand and cause of action hereinabove specified (collectively, the "Claims"). Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code as to the Claims. Section 1542 of the California Civil Code provides:

    "A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.]

        3.    Additional Release by Executive.    In addition to the release set forth in Section 1 above, Executive, on his own behalf and behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue any director, officer, shareholder, partner, representative, attorney, agent or employee, past or present, of any Company Releasee, from and with respect to any and all claims, agreements, obligations, demands and causes of action (collectively, "Known Claims"), arising out of or in any way connected with Executive's employment or any other relationship with or interest in the Company.

        4.    ADEA Waiver.    Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:

          (a)   In return for this Agreement, he will receive consideration beyond that to which he would have been entitled had he not entered into this Agreement;

          (b)   He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

          (c)   He was given a copy of this Agreement on [                        , 20    ] and informed that he had twenty-one (21) days within which to consider the Agreement; and

          (d)   He was informed that he has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement.

        5.    Release by the Company.    The Company, on behalf of its employees, officers, directors, divisions, subsidiaries, parents, affiliates, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Executive, his descendants, dependents, heirs, executors, administrators,

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assigns and successors, and each of them, from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive's employment, the termination thereof, or any other relationship with or interest in the Company resulting from or arising out of any act or omission by or on the part of Executive committed or omitted prior to the date of this Agreement; provided, however, that the foregoing release does not apply to any breach by Executive of his fiduciary duties to the Company, to fraud by Executive, or to any claim that cannot be released as a matter of applicable law.

        6.    Additional Release by the Company.    In addition to the release set forth in Section 5 above, the Company, on behalf of its employees, officers, directors, divisions, subsidiaries, parents, affiliates, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue any director, officer, shareholder, partner, representative, attorney, agent or employee, past or present, of Executive, any entities he controls, his descendants, dependents, heirs, executors, administrators, assigns and successors, from and with respect to any Known Claims.

        7.    No Transferred Claims.    Each party hereto represents and warrants to the other that he or it, as applicable, has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

[Continued on the next page.]

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        The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of [                        ] that the foregoing is true and correct.

        EXECUTED this            day of            20    , at                        County, [State].

"Executive"
Peter C. Brown
MARQUEE HOLDINGS INC., and its divisions, subsidiaries, parents, and affiliated companies, past and present, and each of them
By:	Name: Title:
AMC ENTERTAINMENT INC., and its divisions, subsidiaries, parents, and affiliated companies, past and present, and each of them
By:	Name: Title:

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QuickLinks

  Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
  Exhibit A
FORM OF RELEASE AGREEMENT